                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 33-61601


                 Pricing Supplement, dated February 12, 1997
                to Prospectus Supplement dated October 6, 1995
                    to Prospectus dated September 27, 1995


                             BANPONCE CORPORATION
                         Medium-Term Notes, Series 2
             Due From Nine Months to 30 Years From Date of Issue



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
PRINCIPAL AMOUNT.............................  $5,000,000.00

ORIGINAL ISSUE DATE..........................  February 14, 1997

MATURITY DATE................................  February 5, 1999

GLOBAL NOTE..................................  Yes

INITIAL INTEREST RATE........................  5.62781%

INTEREST RATE BASIS..........................  3 Month LIBOR

INDEX MATURITY...............................  N/A

SPREAD.......................................  +.12%

INTEREST RATE RESET PERIOD...................  March 17, 1997, June 16, 1997,
                                               Sept. 15, 1997, Dec. 15, 1997,
                                               March 16, 1998, June 15, 1998,
                                               Sept. 14, 1998, and Dec. 14, 1998

INTEREST PAYMENT PERIOD......................  March 19, 1997, June 18, 1997,
                                               Sept. 17, 1997, Dec. 17, 1997,
                                               March 18, 1998, June 17, 1998,
                                               Sept. 16, 1998, Dec. 16, 1998 and at
                                               maturity

REDEMPTION PROVISIONS       "If BanPonce Corporation does not maintain top-tier short-term ratings from a minimum of two of the six Nationally Recognized
                            Statistical Rating Organizations, the purchaser shall have the unconditional right to demand prepayment of 100% of the
                            outstanding principal amount of the note plus accrued interest.
                            Such demand shall be made by telephone from the purchaser to the issuer up until 12:00 p.m...Cst, on the same business day on which the prepayment will be made.  The issuer shall pay to the purchaser the principal amount under the note(s) and all interest accrued and not paid therefore on the date of prepayment.  All payments shall be made in immediately available funds."

                            The Purchaser shall have the unconditional right at any time to demand prepayment of up to 100% of the outstanding principal amount of this Note by notifying the Issuer seven calendar days preceding the day on which the prepayment will be made.  The
                            Issuer shall pay to the Purchaser the principal amount under the
                            Note or the portion thereof to be prepaid and all interest accrued and not paid theretofore on the date of prepayment.  All payments shall be made in immediately available funds.
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The proceeds from the issuance of the Note to which this Pricing Supplement relates will be used to finance BanPonce Corporation subsidiaries.